Exhibit 10.8

JOHN MARSHALL BANCORP DEFERRED COMPENSATION PLAN

WHEREAS, John Marshall Bancorp (the “Company”) heretofore adopted the “John Marshall Bancorp Deferred Compensation Plan” as restated effective January 1, 2021 by Board resolution dated December 15, 2020 (the “Plan”), an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, the Company desires to restate and amend the Plan effective December 1, 2021.

NOW, THEREFORE, effective December 1, 2021, the Plan is hereby amended and restated to read in its entirety as follows:

SECTION 1. PURPOSE OF PLAN

The Plan is unfunded and is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan will be administered in accordance with such purpose and in accordance with the provisions of Section 409A of the Code.

SECTION 2. DEFINITIONS

2.1	“Administrator” means the committee appointed pursuant to Section 16.1.

2.2	“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 14.

2.3	“Board” means the board of directors of the Company.

2.4	“Change in Control” means a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A of the Code).

2.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6	“Company” means John Marshall Bancorp and any subsidiaries or affiliated entities (in accordance with the Treasury Regulation Section 1.409A-1(g)), which would be considered a single employer with the Company, and which have elected to participate in the Plan, pursuant to rules and procedures established by John Marshall Bancorp. John Marshall Bancorp shall have the sole authority to administer, interpret and amend the Plan, as the “Company”.

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2.7	“Compensation” means, in the case of a Participant who is a member of the Board, directors’ fees. In the case of any other Participant, Compensation means the base salary (“Regular Salary”) paid to, as well as any bonus and or commission payments earned by, a Participant for the Plan Year as reported on the Participant’s IRS Form W-2. Regular Salary for a Participant shall also include amounts excludible from gross income that are contributed by the participant on a pre-tax basis to a salary reduction retirement or welfare plan (including amounts contributed to this Plan, but excluding any irregular payments.

2.8	“Disability” means a condition in which the Participant:

(a)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the opinion of the Administrator, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)	is, by reason of any medically physical or mental impairment which, in the opinion of the Administrator, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or

(c)	is determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of (a) or (b) above; or

(d)	is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

2.9	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.10	“In-Service Account” means an Account to record the Compensation deferral amounts payable at a future time, as specified in the Participant’s Deferral Election.

2.11	In-Service Account Distribution Date” means the first day of the taxable year which occurs three (3), five (5) or ten (10) years after the end of the tax year to which the Compensation deferrals subject to a specified In-Service Account Distribution Date relate.

2.12	“Normal Retirement Age” means the date the Participant attains age sixty-five (65).

2.13	“Participant” means a member of the Board of Directors or an employee of the Company who is eligible to participate in the Plan pursuant to Section 3.

2.14	“Plan” means the John Marshall Bancorp Deferred Compensation Plan, as set forth herein and as amended from time to time.

2.15	“Plan Year” means the calendar year.

2.16	“Separation from Service Account” means an Account to record the amounts payable to a Participant due to such Participant’s separation from service (in accordance with Section 409A)

whether such separation from service from the Company occurs prior to, or on or after the Participant’s Normal Retirement Age. Unless the Participant has established an In-Service Account(s), all Compensation deferrals and any Company Contributions (including any contributions made pursuant to Addendums A and/or B) shall be allocated to a Separation from Service Account on behalf of the Participant. A Participant shall be eligible to make a different distribution election for a separation from service in the event such distribution is to occur prior to the Participant’s attainment of Normal Retirement Age as well as in the event such a distribution does not occur until on or after the Participant’s attainment of Normal Retirement Age.

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2.17	“Year of Vesting Service” means, effective for Plan Years beginning on or after January 1, 2022, each 12-consecutive month period commencing on each date as of which a Company contribution (within the meaning of Section 7) is credited to a Participant’s account(s) and the anniversary of such date with respect to such Company contribution.

SECTION 3. ELIGIBLE EMPLOYEES

The Administrator shall determine which employees of the Company (who must be employed as a senior vice president or above) and/or which members of the Board of Directors shall be eligible to participate in the Plan from time to time, the eligibility waiting period and such other conditions as may be applicable from time to time.

SECTION 4. ELECTION TO DEFER COMPENSATION

A Participant may elect to defer a specified percentage of his Regular Salary (from one percent (1%) to twenty-five percent (25%)) for a Plan Year, by filing an election with the Administrator (pursuant to Section 5) on or prior to such date that the Administrator may specify (but no later than the last day of the preceding Plan Year). Separate elections may be made with respect to any bonus, commissions and/or director’s fees to be earned for the Plan Year, pursuant to which a Participant may elect to defer a specified percentage (from one percent (1%) to one hundred percent (100%)) for a Plan Year. Effective as of January 1, 2022, any election so made shall not be binding for any following Plan Year. Thus, a new election must be filed for any following Plan Year on such date that the Administrator may specify (but no later than the last day of the preceding Plan Year). Notwithstanding the foregoing, however, and subject to the provisions of Section 409A of the Code, a Participant who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make a deferral election (with respect to Regular Salary, bonus, commission and/or director’s fees to be earned after the date of the election) within thirty (30) days of becoming eligible.

In addition, each Participant may elect to establish one or more separate “in-service withdrawal account(s)”, to which shall be credited such portion of his deferrals as the Participant may designate, and subject to the provisions of Section 11, which shall be distributed as of a date selected by the Participant on the election form used to make his deferral election for the applicable contribution class year.

Notwithstanding the foregoing, if a Participant receives a distribution under the Plan as a result of an unforeseeable emergency pursuant to Section 12, the Participant’s deferral election under the Plan shall be cancelled for the balance of the Plan Year in which such distribution is received.

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SECTION 5. MANNER OF ELECTION

Any election made by a Participant pursuant to this Plan shall be made by executing such form(s) (including via electronic methods), as the Administrator shall from time to time prescribe.

SECTION 6. ACCOUNTS

The Company shall establish and maintain on its books with respect to each Participant a separate account (including any subaccounts necessary to separately identify amounts contributed for specific plan years (“class year accounts”), which shall record (a) any Compensation deferred by the Participant under the Plan pursuant to the Participant’s election, (b) any Company contributions made on behalf of the Participant pursuant to Section 7 below, and (c) the allocation of any hypothetical investment experience.

If a Participant elects to establish one or more “in-service withdrawal account(s)” under Section 4, such account(s) shall be established and maintained on the Company’s books and shall record (a) any Compensation deferred by the Participant under the Plan which the Participant has elected to be credited to the applicable account, and (b) the allocation of any hypothetical investment experience. There shall also be established for each Participant a “separation from service account” which shall record (a) any Compensation deferred by the Participant, and any Company contributions made on his behalf, under the Plan which the Participant has not elected to be credited to an “in-service withdrawal account” and (b) the allocation of any hypothetical investment experience.

To the extent no election is made, or if an election fails to comply with the terms of the Plan, all amounts shall be allocated to a Participant’s Account to be distributed upon separation from service in accordance with Section 11 of the Plan.

SECTION 7. COMPANY CONTRIBUTIONS

For any Plan Year, the Company may elect to credit to the class year account of each eligible Participant, an amount equal to a specified percentage of such Participant’s Compensation, a flat dollar amount and/or an amount equal to a specified percentage of any Compensation deferred under Section 4. Any such credit to any Participant, other than the Chief Executive Officer, shall be made entirely at the discretion of the Chief Executive Officer and the amount of any such credit may be different for different Participants. Any such credit to the Chief Executive Officer shall be made entirely at the discretion of the Compensation Committee of the Board.

In addition, for any Plan Year, the Board of Directors, or the Chief Executive Officer, as applicable, may determine to credit to certain Participants, a discretionary Company contribution amount, which shall be subject to the provisions specified in Addendums A and/or B of the Plan. All such Addendums are incorporated into the Plan by reference. In the event of a conflict between the Plan and any Addendums, the provisions contained in the Addendums shall apply

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SECTION 8. ADJUSTMENTS TO ACCOUNTS

Each Participant’s account(s) shall be reduced by the amount of any distributions to the Participant from the applicable account, by any federal, state and/or local tax withholding and any social security withholding tax as may be required by law, and by any applicable administrative expenses. Pursuant to procedures established by the Administrator, each Participant’s account(s) shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be designated by the Administrator and, if applicable, elected by the Participant.

SECTION 9. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s account(s), each Participant’s account(s) shall be deemed invested in the investment options (as designated by the Administrator as available under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Administrator may establish. In the event a Participant fails to make an investment election, such account(s) shall be deemed to be invested in a default investment fund specified by the Administrator.

Furthermore, no provision of the Plan shall require the Company to actually invest any amounts in any fund or in any other investment vehicle and no amounts shall be segregated or otherwise allocated with respect to any Participant account(s).

Notwithstanding the foregoing, however, the account(s) of each Participant may be subject to proportionate adjustment for the allocable share of the expenses or costs associated with maintenance of such Participant’s account(s) under the Plan.

SECTION 10. VESTED STATUS

Subject to the provisions of Section 19, and/or Addendum A or Addendum B (as appropriate with respect to Company Discretionary Credits) (the “Addendums”), if a Participant “separates from service” with the Company (within the meaning of Code Section 409A) for any reason on or after his Normal Retirement Age, or prior to that date as a result of the Participant’s Disability, death, a change in control of the Company (within the meaning of Section 2.4 of the Plan), or as a result of an involuntary separation from service without good cause (as defined in Section 21 of the Plan), such Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant’s account(s). If a Participant separates from service prior to his Normal Retirement Age for any reason other than separation from service on or after his Normal Retirement Age, or prior to that date as a result of the Participant’s Disability, death, a change in control of the Company (within the meaning of Section 2.4 of the Plan), or as a result of an involuntary separation from service without good cause (as defined in Section 21 of the Plan), such Participant shall be entitled to receive the vested value of his account(s). For this purpose, each Participant shall at all times have a nonforfeitable (vested) right to his account(s) derived from any Compensation deferred pursuant to Section 4.

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However, with respect to any Company contributions made on the Participant’s behalf pursuant to Section 7, if a Participant separates from service for any reason other than separation on or after his Normal Retirement Age, or prior to that date as a result of the Participant’s Disability, death, a change in control of the Company (within the meaning of Section 2.4 of the Plan), or as a result of an involuntary separation from service without good cause (as defined in Section 21 of the Plan), then such Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his applicable account(s). With respect to any Company contributions made on the Participant’s behalf pursuant to Section 7, for Plan Years prior to January 1, 2022, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his applicable account(s) as follows:

Years of Vesting Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2	20%
2 years but less than 3	40%
3 years but less than 4	60%
4 years but less than 5	80%
5 years or more	100%

Notwithstanding the foregoing, however, effective for Plan Years beginning on or after January 1, 2022, with respect to Company contributions earned for services performed on or after such date, each class year Company contribution credited to a Participant’s account(s) on the Participant’s behalf pursuant to Section 7 shall vest separately. A Participant shall receive credit for a Year of Vesting Service (pursuant to Section 2.17 of the Plan) with respect to a specific class year Company contribution allocation, each year on the anniversary of the date as of which such class year Company contribution was allocated to such Participant’s account(s) (a “Crediting Date”). The Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his applicable account(s) in accordance with the schedule set forth above.

Notwithstanding anything in the foregoing to the contrary, vesting with respect to Company Discretionary Credits as set forth in Addendum A and/or Addendum B shall be governed by the vesting provisions set forth on the respective Addendum A or B, as appropriate. In the event of a conflict between the provisions of this Section 10 and Addendum A and/or Addendum B, with respect to such Company Discretionary Credit amounts pursuant to such Addendums, the provisions of the appropriate Addendum A and/or B shall take precedence.

SECTION 11. TIME AND MANNER OF DISTRIBUTION

Distribution of a Participant’s vested “separation from service account” (within the meaning of Section 6) shall be made or commence within ninety (90) days following the date which is six (6) months after the date as of which the Participant separates from service with the Company (within the meaning of Section 409A of the Code). Payment may be delayed, however, under any of the circumstances permitted under said Section 409A. Furthermore, if any amounts credited to a Participant’s vested account(s) become subject to tax under Section 409A of the Code, such amount(s) shall be immediately distributed to the Participant.

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Each Participant shall elect, on the class year election form used to make his deferral election for a Plan Year, to have the account established for such Plan Year, for his vested separation from service account (whether such separation from service occurs either prior to, or on or after, the Participant’s attainment of Normal Retirement Age), from the following modes of distribution:

(a)	a single lump sum payment; or

(b)	annual installments over a period of five (5), ten (10) or fifteen (15) years, the amount of each installment to equal the balance of the Participant’s vested separation from service account immediately prior to the installment divided by the number of installments remaining to be paid. The first installment shall be made within ninety (90) days following the date which is six (6) months following the date as of which the Participant separates from service with the Company.

In addition, any “in-service” withdrawal account(s) established for a Participant pursuant to Section 6, shall be distributed in a lump-sum cash payment, as of the date(s) previously designated by the Participant on the applicable class year deferral election form, which is the first day of the taxable year which occurs three (3), five (5) or ten (10) years after the end of the tax year to which such Compensation deferrals relate. Notwithstanding the foregoing, however, if a Participant separates from service prior to the scheduled in-service payment date of any class year in-service withdrawal account(s), such accounts(s) shall be distributed to the Participant at the same time and in the same manner as set forth in the first paragraph of this Section 11 with respect to distribution upon separation from service.

However, if the Company is subject to the provisions of Section 409A(2)(B)(i) of the Code, and if distribution is to be made or commence as a result of the Participant’s separation from service with the Company, and if the Participant is a “specified employee” of the Company (as determined under said Section 409A), distribution of the Participant’s vested retirement account shall, in no event, be made or commence earlier than six (6) months after the date the Participant separated from service with the Company. For purposes of identifying a “specified employee,” the definition of compensation under Section 1.415(c)-2(a) of the Income Tax Regulations shall apply, the specified employee identification date shall be December 31, and the specified employee effective date shall be the first day of the fourth month following such identification date.

Notwithstanding the foregoing, effective as of January 1, 2022, the Plan shall permit a Participant to make an election to receive distribution of his Accounts in the event the Company experiences a change in control as defined in Section 2.4 of the Plan. With respect to individuals participating in the Plan prior to January 1, 2022, such “initial” election shall only apply to amounts contributed with respect to tax years beginning on or after January 1, 2022. Any individual who first becomes eligible to participate in the Plan on or after January 1, 2022, shall make such election on the election form or the electronic method used to make his initial deferral election. In the event of Change in Control, a Participant who has made an election to receive a Change in Control distribution, shall receive a single lump sum payment equal to the unpaid balance of his Account(s), attributable to Plan Years beginning on or after January 1, 2022, within ninety (90) days following the date of the Change in Control.

Furthermore, in the event the Company experiences a “change in the ownership of a substantial portion of the assets” of the Company (within the meaning of Section 2.4 of the Plan and Section 409A of the Code) and elects to terminate the Plan as a result of such change in control, a Participant shall receive a single distribution equal to the unpaid balance of all of his Account(s), within ninety (90) days following the date of the termination of the Plan, pursuant to Section 19 of this Plan.

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Each Participant must also elect, on the election form or the electronic method used to make his initial deferral election to have his distribution in the event of Disability (within the meaning of Section 2.8 of the Plan) distributed in:

(a)	a single lump sum payment; or

(b)	annual installments over a period of five (5), ten (10) or fifteen (15) years, the amount of each installment to equal the balance of the Participant’s vested separation from service account immediately prior to the installment divided by the number of installments remaining to be paid. The first installment shall be made within ninety (90) days following the date which is six (6) months following the date as of which the Participant separates from service with the Company as a result of his Disability.

With respect to individuals participating in the Plan prior to January 1, 2022, such election with respect to Disability was made at the time such Participant initially elected to participate in the Plan. Any individual who first becomes eligible to participate in the Plan on or after January 1, 2022, shall make such election on the election form or the electronic method used to make his initial deferral election.

Furthermore, notwithstanding the foregoing provisions of this Section, except as otherwise provided under Section 409A of the Code, if a Participant fails to make a distribution election, or the election made is otherwise invalid, the Participant shall be deemed to have selected a single, lump sum payment of his account(s) under the Plan upon his separation from service. Such distribution shall be made in accordance with the first paragraph of this Section 11, except as otherwise required.

Notwithstanding the foregoing provisions of this Section, except as otherwise provided under Section 409A of the Code, if the total fair market value of a Participant’s vested account(s) does not exceed

$10,000 as of the date of the Participant’s separation from service, the Participant’s vested account(s) shall be distributed to the Participant in a single lump-sum payment within ninety (90) days following the date which is six (6) months after the date as of which the Participant separates from service with the Company (within the meaning of Section 409A of the Code).

Prior to January 1, 2022, a Participant may subsequently elect to change the mode of distribution of his separation from service account, or to delay the date on which distribution of the Participant’s separation from service account is to be made or commence, subject to the following conditions: (i) any such election may not take effect until twelve (12) months after the date on which the election is made; (ii) payment with respect to such election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commence; and (iii) if the subsequent election relates to a payment that was scheduled to be made on a specified date, the subsequent election must be made at least twelve (12) months prior to the date the first amount was scheduled to be paid.

Any “in-service” withdrawal account(s) established for a Participant under Section 6 shall be distributed in a lump-sum cash payment, as of the date(s) previously designated by the Participant. Provided, however, that prior to January 1, 2022, a Participant may subsequently elect to delay the date on which distribution of an in-service withdrawal account is to be made, subject to the following conditions: (i) the subsequent election must be made at least twelve (12) months prior to the date the in-service withdrawal account was scheduled to be paid, and (ii) payment must be deferred for a period of at least five (5) years from the date on which payment was initially to have been made. Provided, further, that if a Participant separates from service prior to the scheduled payment date of any in-service withdrawal account(s), such accounts(s) shall be distributed to the Participant at the same time and in the same manner as the Participant’s separation from service account as set forth in the preceding paragraphs of this Section 11.

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Payment shall be treated as made upon the date specified under the Plan if payment is made on such date or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified under the Plan, provided the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment.

SECTION 12. DISTRIBUTION IN THE EVENT OF UNFORESEEABLE EMERGENCY

In the event of an “unforeseeable emergency” (within the meaning of Section 409A of the Code), a Participant may, by filing an election with the Administrator (in such form and manner as may be prescribed by the Administrator), request to receive a distribution from the Plan in an amount not to exceed the lesser of (i) the fair market value of the Participant’s vested account(s) or (ii) the amount necessary to satisfy the unforeseeable emergency. Any such distribution request shall be granted at the sole discretion of the Administrator, in accordance with the rules and procedures established by the Administrator, and subject to the provisions of Section 409A of the Code.

SECTION 13. DEATH BENEFIT

In the event of the death of a Participant while in the employ of the Company, vesting in the Participant’s account(s) shall be one hundred percent (100%), if not otherwise one hundred percent (100%) vested under Section 10, with the fair market value of the Participant’s account(s) being distributed to the Participant’s Beneficiary, in a single lump sum payment, within the ninety (90) day period following the close of the Plan Year in which the Participant’s death occurs.

In the event a Participant dies after distribution has commenced under the Plan, the vested balance of the Participant’s account(s), if any, shall be distributed to the Participant’s Beneficiary, in a single lump sum payment, within the ninety (90) day period following the close of the Plan Year in which the Participant’s death occurs.

Payment shall be treated as made upon the date specified under the Plan if payment is made at such date or a later date within the same taxable year of the Beneficiary or, if later, by the 15th day of the third calendar month following the date specified under the Plan and if the Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment.

SECTION 14. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s account(s) under the Plan shall be paid in the event of the Participant’s death, by filing a designation of beneficiary form with the Administrator. If no Beneficiary is designated, or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or if none, to the Participant’s surviving domestic partner, or if none, to the Participant’s estate. If a Beneficiary survives the Participant but dies before the balance payable to the Beneficiary has been distributed, any remaining balance shall be paid to the Beneficiary’s estate.

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For purposes of the Plan, a “domestic partner” is an individual over age eighteen (18) who is in a committed relationship with the Participant. Such committed relationship shall include the following characteristics: the parties have shared the same regular and permanent residence for at least six (6) months; neither party is legally married to any other person; the parties have no blood relationship that would preclude marriage; both parties have attained the age of legal majority in their state of residence; and the parties are financially interdependent.

SECTION 15. DOMESTIC RELATIONS ORDERS

If a domestic relations order issued by any court of proper authority directs assignment of all or any portion of a Participant’s vested account(s) to the Participant’s spouse or former spouse as part of a divorce settlement, the portion so assigned shall be distributed, in a lump-sum, to the spouse or former spouse within ninety (90) days following the close of the Plan Year in which order was received by the Administrator or, if later, following the close of the Plan Year in which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and with the provisions of Code Section 409A.

SECTION 16. PLAN ADMINISTRATION

16.1       Administration. The Plan shall be administered by a committee (the “Committee”), appointed by the Chief Executive Officer of the Company and shall include at least three, and up to five, senior officers of the Company. All references in the Plan to the Administrator shall be understood to refer to the Committee.

Where the Committee serves as Administrator, in the event that a vacancy on the Committee occurs on account of the resignation of a member or the removal of a member, a successor member shall be appointed by the Chief Executive Officer. The Administrator shall select one of its members as Chairman and may hold meetings at such times and places as it may determine. A majority shall constitute a quorum, and acts of the Administrator at which a quorum is present, or acts reduced to or approved in writing by all its members, shall be the valid acts of the Administrator.

The Administrator is authorized to interpret and construe any provision of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the provisions of Section 409A of the Code and the regulations and rulings promulgated thereunder. The Administrator shall be responsible for the day-to- day administration of the Plan. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

The Company shall indemnify, hold harmless and defend the Administrator from any liability which the Administrator may incur in connection with the performance of its duties in connection with this Plan, so long as the Administrator was acting in good faith and within what the Administrator reasonably understood to be the scope of its duties.

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16.2	Review Procedure.

(a)	Pursuant to procedures established by the Administrator, claims for benefits under the Plan made by a Participant or Beneficiary (the "claimant") must be submitted in writing to the Administrator. Such a claim for Disability benefits must be submitted in writing to the Director of Human Resources. Approved claims shall be processed, and instructions issued to the Trustee or custodian authorizing payment as claimed.

If a claim is denied in whole or in part, the Administrator or the Director of Human Resources, as appropriate, shall notify the claimant within ninety (90) days (or forty-five (45) days if the claim relates to a determination of Disability) after receipt of the claim (or within one hundred eighty (180) days (or seventy-five (75) days for a Disability claim), if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period, or forty-five (45) day period, as the case may be). If notification is not given in such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

If, prior to the end of the seventy five (75) day extended period for Disability claims, the Director of Human Resources determines that a decision cannot be rendered within the initial extension period due to special circumstances, the period for making a determination may be extended for up to an additional thirty (30) days, provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the originally extended seventy-five (75) day period.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	a statement that any appeal of the denial must be made by giving to the Administrator, or Director of Human Resources, as appropriate, within sixty (60) days (or one hundred eighty (180) days in the case of a Disability claim) after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.

(v)	a statement about the claimant’s right to bring civil action under Section 502(a) under ERISA if the claim is denied on review.

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With respect to any denial of a Disability claim, if disability is determined by the Director of Human Resources (rather than a third party such as the Social Security Administration), the denial, written in a culturally and linguistically appropriate manner, shall also include an explanation of the basis for disagreeing with, or not following: (A) the views, presented by the claimant, of health care professionals treating the claimant and/or vocational professionals who evaluated the claimant; (B) the views, obtained on behalf of the Plan in connection with the claim, of medical or vocational experts (whether or not the advice was relied upon in denying the claim); and (C) a Disability determination made by the Social Security Administration, presented by the claimant, if applicable. The denial shall also include either a copy of any internal rules, guidelines, protocols, standards, or similar criteria relied upon in denying the claim, or, alternatively, include a statement that such internal rules, guidelines, protocols, standards or other similar criteria do not exist. In addition, the denial shall include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

(b)	Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator or, the Deferred Compensation Committee with respect to a Disability claim, for a full and fair review of the denied claim, to be permitted to review documents pertinent to the denial (free of charge), and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator, or the Deferred Compensation Committee with respect to a Disability claim, within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator or the Deferred Compensation Committee with respect to a Disability claim, within the prescribed time, the Administrator’s, or, with respect to a Disability claim, the Director of Human Resource’s adverse determination shall be final, binding and conclusive.

The Administrator, or the Deferred Compensation Committee with respect to a Disability claim, may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator or the Deferred Compensation Committee with respect to a Disability claim, shall advise the claimant of the results of the review within sixty (60) days (or forty-five (45) days in the case of a Disability claim) after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days (or ninety (90) days in the case of a Disability claim) after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.

With respect to any Disability claim, the Deferred Compensation Committee shall consider the full record of the claimant’s appeal without deference to the initial determination and, if the determination is based in whole or in part on a medical judgment, shall consult with a health care professional experienced in the field of medicine involved in the medical judgment. The health care professional consulted on the appeal shall be an individual who was not consulted in connection with the initial denied claim (nor a subordinate of any individual consulted in connection with the initial denied claim) and whose identity shall be disclosed to the claimant upon written request of the claimant, regardless of whether the health care professional’s advice was relied upon in making the subsequent claim determination.

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During the appeal and before a final decision on a Disability claim is made by the Deferred Compensation Committee, the Deferred Compensation Committee will provide the claimant, with any new or additional evidence considered, relied up, or generated by the Plan in connection with the claim. Such evidence shall be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided in order to give the claimant a reasonable opportunity to respond to such additional information before a final decision is made by the Deferred Compensation Committee. If the Deferred Compensation Committee expects to issue a denial for reasons other than, or in addition to, the initial claim denial, the claimant will be notified as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided of the reasons for the expected denial, as well as the new or additional evidence considered, relied up, or generated by the Plan in connection with the claim, in order to give the claimant a reasonable opportunity to respond before a final decision is made by the Deferred Compensation Committee.

The decision of the review shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(A)	the specific reason or reasons for the denial of the claim;

(B)	the specific references to the pertinent Plan provisions on which the denial is based;

(C)	the claimant’s right to receive free of charge, reasonable access to and copies of, all Plan documents, records, and other information relevant to the claim;

(D)	a statement about the claimant’s right to bring a civil action under Section 502(a) of ERISA;

(E)	in the case of a claim for disability benefits, if disability is determined by the Deferred Compensation Committee (rather than a third party such as the Social Security Administration), then the following additional information will be provided:

(i)	to the extent that an internal rule, guideline, protocol, standard, or other similar criterion was relied upon in the denial, the notification shall set forth the specific rule, guideline, protocol, standard, or criterion or, alternatively, include a statement that such internal rules, guidelines, protocols, standards, or other similar criteria do not exist.

(ii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

(iii)	All claims and appeals for benefits shall be adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) shall not be made based upon the likelihood that the individual will support the denial of benefits.

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(iv)	Notice of a claim denied upon appeal, shall be provided in a culturally and linguistically appropriate manner.

(v)	If the time for determining the claim upon appeal is extended, and the extension of time was required because the claimant has not provided requested information necessary to decide the appeal, the deadline for the decision by the on the appeal may be extended by the time during which the claimant is providing the additional information.

(vi)	If the claim upon appeal is denied, the notice of denial shall also include: an explanation of the basis for disagreeing with, or not following: (1) the views, presented by the claimant as part of the claim, of health care professionals treating the Participant and/or vocational professionals who evaluated the Participant; (2) the views, obtained on behalf of the Plan in connection with the claim, of medical or vocational experts (whether or not their advice was relied upon in denying the claim); (3) a disability determination made by the Social Security Administration and presented by the claimant as part of the claim; and (4) if applicable, the latest date by which the claimant can bring a civil action under Section 502(a) of ERISA.

The decision of the Administrator shall be final, binding and conclusive.

SECTION 17. FUNDING

17.1       Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Company.

17.2       Rabbi Trust. The Company may create a grantor trust to pay its obligations hereunder (a so-called rabbi trust), the assets of which shall be, for all purposes, the assets of the Company. In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

SECTION 18. AMENDMENT

The Company, by resolution of the Board, shall have the right to make material amendments, suspend or terminate the Plan at any time subject to the provisions of Section 409A of the Code; provided, however, that no such action shall, without the Participant’s consent, impair the Participant’s right with respect to any existing account under the Plan. Immaterial amendments to the Plan, as determined by the Administrator, may be made by a majority vote of the Committee. The termination of the Plan, with respect to some or all of the Participants, and any resulting distribution of the account balances of such affected Participants, shall be made in accordance with the provisions of Section 409A of the Code and shall not constitute the impairment of such Participant’s rights hereunder.

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SECTION 19. TERMINATION OF THE PLAN

The Company, by resolution of the Board, and subject to the provisions of Section 409A of the Code, may elect to terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control as defined in Section 2.4 of the Plan, provided all agreements, methods, programs and other arrangements sponsored by the Company immediately after the time of the Change in Control with respect to which deferrals of Compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation, all such Participants are required to receive their vested accounts under the terminated agreements, methods, programs and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements.

The Company, by resolution of the Board, and subject to the provisions of Section 409A of the Code, may elect to terminate and liquidate the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code, if the same employee had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company does not adopt a new plan that would be aggregated with the terminated Plan under Section 409A of the Code if the same employee participated in both plans, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

SECTION 20. NO ASSIGNMENT

A Participant’s right to the amount credited to his account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

SECTION 21. TERMINATION FOR CAUSE

Notwithstanding anything to the contrary herein contained, in the event a Participant’s employment with the Company is terminated “for cause”, no benefits (other than those attributable to the Participant’s deferrals under Section 4) shall be due or payable under the Plan, and such Participant’s “separation from service account” (within the meaning of Section 6) (less such Participant’s interest attributable to deferrals under Section 4) shall be forfeited. For this purpose, termination “for cause” shall mean a termination resulting from (i) a conviction of robbery, extortion, embezzlement, fraud, grand larceny, burglary, perjury, income tax evasion, misapplication of Company funds, false statements in violation of 18 U.S.C. Sec. 1001, and any other felony that is punishable by a term of imprisonment of more than one year, or (ii) any breach of the Participant’s duty of loyalty to the Company, any acts of omission in the performance of his duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of his duties from which the Participant derived an improper personal benefit.

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SECTION 22. COMPANY-OWNED LIFE INSURANCE (“COLI”)

22.1       Company Owns All Rights. In the event that, in its discretion, the Company purchases a life insurance policy or policies insuring the life of any Participant to allow the Company to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein. The Company shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Company as described in Section 17.2 hereof.

22.2       Participant Cooperation. If the Company decides to purchase a life insurance policy or policies on any Participant, the Company shall so notify such Participant. Such Participant shall consent to being insured for the benefit of the Company and shall take whatever actions may be necessary to enable the Company to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

SECTION 23. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his Beneficiaries, heirs, legal representatives and assigns.

SECTION 24. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

SECTION 25. ENFORCEABILITY

If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

SECTION 26. CONSTRUCTION

Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter, and the singular form of word extended to include the plural, or vice versa.

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SECTION 27. GOVERNING LAW

This Plan shall be interpreted in a manner consistent with Code Section 409A and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the Commonwealth of Virginia, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Plan to be executed as of the 14th day of December, 2021.

JOHN MARSHALL BANCORP

By:	/s/ Carl E. Dodson
Authorized Officer

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John Marshall Bank

Nonqualified Deferred Compensation

Addendum A

“Chief Executive Officer Discretionary Credit”

-	The Board of Directors can approve at its discretion an Employer credit to the account of Christopher W. Bergstrom, CEO.

-	Discretionary Credits awarded pursuant to this Addendum A will be subject to the following vesting schedule effective on the start of the plan year, January 1, 2019.

End of Year	Vesting
1	33%
2	66%
3	100%

-	Accelerated Vesting

The occurrence of any of the following events will result in 100% vesting of Discretionary Credits:

o	After Participant reaches age 65, has six years of tenure with the bank, and has been a plan participant for three years he will become 100% vested.

o	The Participant’s Death while employed.

o	The Participant’s Disability while employed

o	The Participant’s involuntary Separation from Service Without Good Cause.

o	The Participant’s voluntary Separation from Service For Good Reason.

o	A Change in Control Event (as defined in the Plan Documents) occurs.

-	Forfeiture:

o	In the event of Separation of Service For Cause, any unvested credits will be forfeited.

-	The CEO Discretionary Credit is subject to all provisions of the John Marshall Bank Nonqualified Deferred Compensation Plan except where specifically defined in this addendum.

Effective January 1 2019